                                                                   EXHIBIT 10(y)


                             ARBITRATION AGREEMENT


                                  Between the

                        S&H Verwaltungsgesellschaft mbH

                [S&H Management Co., limited liability company],

                      represented by its sole shareholder,

              the PHG Tea Leaves, Inc., on its part represented by

                             Mr. Markus R. Mueller

                                      and


                                      Mr.

                   WERNER RUCKENBROD, PROFESSIONAL ENGINEER,

                                 Kastanienweg 4

                                 76596 Forbach


For the purpose of resolving any disputes that may arise from the service contract and from the retirement pension agreement concluded by the parties and both dated December 17, 1999, as well as with regard to the legal validity of this contract, of possible addenda or of individual provisions thereto-- the parties, excluding any recourse to general courts of law, are signing the following

                             ARBITRATION AGREEMENT

1. The parties agree they shall strive for a solution by mutual consent before bringing a matter before the court of arbitration.

     If no agreement can be reached, the court of arbitration shall go into effect in accordance with the subsequent provisions.

     In this case, after the arbitration award has been issued any recourse to the general courts of law is excluded.

2. The parties shall have the option to agree on a single arbitrator who shall make the final decision instead of the court of arbitration.

3. The court of arbitration shall consist of a chairperson, who must have the qualification for holding judicial office, and two assessors.

     The plaintiff shall notify the other party by registered mail about the dispute. The plaintiff on its part shall appoint an assessor and request that the opposing side appoint its assessor as well. If this appointment of assessors does not take place within ten days following the receipt of the corresponding request, the plaintiff shall ask the president of the state court which has jurisdiction over the headquarters of the S&H Verwaltungsgesellschaft mbH to appoint said assessor.

     The two assessors elect the chairperson within a time period of 10 days.

4. If one assessor requests that the other assessor appoint the chairperson and the two assessors cannot agree on a chairperson within ten days after this request is made, either party can ask the president of the state court which has jurisdiction over the headquarters of the S&H
     Verwaltungsgesellschaft mbH to appoint the chairperson.

5. If under the regulations of the Code of Civil Procedure the courts of record are competent to participate in the arbitration proceedings or enforcement proceedings, the state court which has jurisdiction over the headquarter of the S&H Verwaltungsgesellschaft mbH is the court with jurisdiction.

6. The court of arbitration shall decide according to principles of equitable discretion as to who shall bear the cost of the proceedings.

There shall be no right to appeal the decision by the court of arbitration.




Place, Date: York 15.Dec.1999           Place, Date: York 17.Dec.1999
            ---------------------                   ---------------------












/s/ Markus R. Mueller                  /s/ Werner Ruckenbrod
---------------------------------      ----------------------------------------
S&H Verwaltungsgesellschaft mbH        Werner Ruckenbrod, professional engineer
represented by the shareholder,
PHG Tea Leaves, Inc.